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                                                                EXHIBIT 10.15(c)
                              SUBORDINATED NOTE



$1,200,000.00                                               Troy, Michigan
                                                            October 20, 1994


    FOR VALUE RECEIVED, Larizza Industries, Inc., an Ohio corporation ("Payor"), promises to pay to the order of Louis V. Buzzitta, as authorized agent for Diane M. Buzzitta Trust, Philip F. Wood, Trustee, Louis V. Buzzitta, Joseph T. Buzzitta and James V. Buzzitta, their successors and assigns ("Payee") in accordance with the terms of the Stock Purchase Agreement of even date herewith, the principal sum of $1,200,000 payable as follows: Beginning on January 1, 1995 and on the first day of every quarter thereafter, Payor shall make equal principal payments in the amount of $60,000 until the principal amount of this Note is fully repaid. On each of these principal repayment dates, Payor shall pay interest in arrears with respect to the unpaid principal amount from and including the date hereof until maturity or until repayment in full at a rate per annum which shall be 7.75%. In all events, the entire principal and interest amount of this Note shall be fully paid on or before October 1, 1999.

    Both principal and interest shall be payable in lawful money of the United States of America at Payee's principal office or at such other place as Payee may designate in writing. This Note may be prepaid in whole or in part at any time without any prepayment premium or penalty. Any partial prepayment shall be applied first against any unpaid interest and then to the principal amount outstanding, in reverse order of maturity, and shall not postpone the due date or change the amount of any subsequent installments, until this Note is paid in full or unless Payee otherwise agrees in writing.

    Payor agrees to pay all costs of collection and enforcement, including reasonable attorneys' fees and legal expenses incurred by Payee on account of any such collection and enforcement, whether or not suit is filed with respect thereto.

    Payor has the right to offset against this Note as described in Sections 1.3(c) and 5.5 of the Stock Purchase Agreement the amount of any claims asserted by Payor against Payee pursuant to the Stock Purchase Agreement, including without limitation, pursuant to Section 5 of the Stock Purchase Agreement. Payor shall deposit any disputed offset monies in escrow as required by the Stock Purchase Agreement. The offset remedy of Payor is not exclusive, but is cumulative with all other remedies of Payor against Payee, and this remedy does not in any way limit Payee's liability to Payor under the Stock Purchase Agreement. Payor shall notify Payee of Payor's exercise of its intention to offset (the "Claim"). If Payee so offsets, then Payor's obligations to make payments to Payee under this Note shall be discharged to the extent of the amount of such offset until the final resolution of any dispute with respect to such offset.

    After January 1, 1995, upon prior written notice received by Payor prior to tender of full payment under this Note, Payee may elect to convert the remaining principal balance of this Note to the common stock of Payor on the following terms and conditions:
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         A.  The conversion shall take place within 5 business days after Payor has received approval of its application for the listing of such shares on the American Stock Exchange.

         B. The conversion price shall equal the closing price of Payor's common stock as listed on the American Stock Exchange on the Closing Date as defined in the Stock Purchase Agreement.

         C. Payee shall make the proper representations and execute the appropriate documents necessary to cause the issuance of the shares upon conversion to be exempt from registration under the applicable federal and state securities laws.

    This Note shall not be transferable or assignable without the prior written consent of Payor. This Note and the payment and performance hereunder shall be subordinated to Payor's indebtedness to Payor's lenders in accordance with the Subordination Agreement which has been executed by Payor and Payee.

    This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, excluding any such laws that direct the application of laws of any other jurisdiction. Disputes with respect to this Note are subject to and governed by the terms of Section 6.5 of the Stock Purchase Agreement.


                       Larizza Industries, Inc., an Ohio
                                  corporation


                      By: /s/ TERENCE C. SEIKEL

                     Its: CFO